For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Rob Whetstone/Laurie Berman PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD INC. ACQUIRES FBO SYSTEMS, INC.

Combination Provides Manufacturing Companies With
Enhanced Plant Management Capabilities

Carpinteria, Calif. — November 6, 2006 — QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today announced that it has acquired Duluth, Georgia-based FBO Systems, Inc. (FBOS), a leading provider of Enterprise Asset Management (EAM) products and professional services. Approximately 70% of the all-cash purchase price consideration will be paid within 90 days of the November 3, 2006 close date, with the remaining 30%, subject to certain performance criteria, expected to be paid over a three-year period. The total net purchase price is expected to be approximately $4 million. This acquisition further expands QAD’s product offering and allows the Company to provide a more complete, end-to-end enterprise solution to its manufacturing customers.

FBOS’ Chief Executive Officer and co-Founder, Bo Hagler, has been named Director of the Enterprise Asset Management Product Unit at QAD.

For nearly 20 years, FBOS has helped single and multi-site manufacturing companies better handle their operations, including the repair, maintenance and engineering activities required to manage plant assets and meet regulatory compliance requirements. The company’s domain expertise, implementation methodology and software functionality has allowed manufacturers to gain visibility and controls across operating units while lowering maintenance, purchasing and inventory costs.

FBOS’s leading software solution, MLS — which has been renamed QAD Enterprise Asset Management (QAD EAM) — enables customers to actively manage maintenance workflow, capital projects, spare parts inventory and procurement, and regulatory compliance to help improve the bottom line. QAD EAM provides the planning and process tools needed to address all planned, unplanned, predictive and reliability-centered maintenance requirements, enabling dramatic reduction in direct and indirect costs of inventory, labor, material and contract expenses. QAD EAM allows customers to optimize equipment performance and company-wide asset utilization, improve quality and product yield, and achieve more consistent on-time delivery.

Since 1994, QAD and FBOS have partnered to provide customers with a complete enterprise system to manage assets. As a result of the acquisition, customers of both QAD and FBOS will benefit from FBOS’ EAM expertise and QAD’s financial strength and global reach. Service and support for existing FBOS users will continue uninterrupted.

“By joining forces with QAD, our combined customers will benefit from powerful solutions that help them enhance and leverage their asset-intensive manufacturing operations while reducing their indirect MRO costs,” said Hagler.

“We are excited to add FBO Systems’ enterprise asset management expertise to QAD’s suite of manufacturing solutions. For the past 12 years, our companies have partnered to provide full-range solutions that meet each customer’s unique needs,” said QAD Chairman and President Pamela M. Lopker. “As we continue to shape a ‘perfect lean market’ for manufacturing, we are strongly committed to helping customers compete more effectively in the global marketplace. This acquisition, combined with our recent purchase of Precision Software and our new product releases, strengthens our ability to deliver complete enterprise solutions designed to help global manufacturers lay the groundwork for future success and lasting bottom-line results.”

About FBO Systems
Atlanta-based FBO Systems, Inc. is a leading provider of Enterprise Asset Management (EAM) products and professional services. For nearly 20 years, our software and services have helped manufacturing companies of all sizes better manage their assets from cradle to grave, including project management, maintenance, MRO inventory, indirect purchasing, and regulatory compliance. FBO Systems’ products are used in over 174 sites in 16 countries, and are available in 11 languages. For more information, call 770-723-1011 or view our Web site at www.fbos.com.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,500 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone 805 684 6614, or visit the QAD Web site at www.qad.com.S.CONT

“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustaincustomer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2006 ended January 31, 2006.

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